Exhibit 10.2

SOLID POWER, INC.

CHANGE IN CONTROL SEVERANCE PLAN FOR EXECUTIVES

AND SUMMARY PLAN DESCRIPTION

1.             Introduction. The Solid Power, Inc. Executive Change in Control and Severance Plan (the “Prior Plan”) was established effective as of August 4, 2021 by Solid Power, Inc., a Delaware corporation (the “Company”), to provide opportunities with respect to specified benefits to certain key employees of the Company who had entered into “Participation Agreements” under the Plan and whose employment may be involuntarily terminated under the circumstances described in the Plan. The Company desires to continue to provide severance opportunities to key employees in the event their employment is involuntarily terminated in certain circumstances. The Company also desires, however, to broaden the group of employees who have opportunities for severance benefits in the event of involuntary termination not in connection with a change in control and to formalize the terms and conditions under which such severance opportunities will be provided in those circumstances. Accordingly, effective as of November 19, 2025 (the “Effective Date”), the Prior Plan is amended, restated and continued in the form of the following two separate plans: (a) the following provisions, which constitute an amendment, restatement and continuation of the portion of the Prior Plan (including any Participation Agreements) that provided severance benefits and payments to eligible employees of the Company in connection with covered involuntary terminations occurring in connection with a Change in Control, which plan will be known from and after the Effective Date as “Solid Power, Inc. Change in Control Severance Plan for Executives” (referred to herein as the “Plan”) and (b) the portion of the Prior Plan (including any Participation Agreements) that provided severance benefits and payments to eligible employees of the Company in connection with covered involuntary terminations occurring not in connection with a Change in Control, which plan will be evidenced by a separate written document and will be known from and after the Effective Date as “Solid Power, Inc. Severance Benefit Plan” (referred to herein as the “Severance Plan”). From and after the Effective Date, the Prior Plan, as in effect immediately prior to the Effective Date (including any Participation Agreements entered into thereunder), will have no further force and effect and will be superseded in its entirety by the Plan and the Severance Plan. The Plan as set forth herein is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and this document is intended to constitute both the Plan document and the summary plan description for the Plan as required by ERISA.

2.             Defined Terms. Where the following words and phrases appear in the Plan they will have the respective meanings set forth below, unless the context clearly indicates to the contrary.

(a)            “280G Payments” is defined in Section 6(a).

(b)            “Administrator” means the Committee (including any person or persons to whom the Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation); provided, however, that for purposes of Section 3(16) of ERISA the “plan administrator” will be the Company.

(c)            “Anticipatory Change in Control Period” means the 3-month period ending on a Change in Control.

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(d)            “Anticipatory Qualifying Termination” means, with respect to a Participant, the Participant’s Termination Date that occurs on account of a Qualifying Termination during the Anticipatory Change in Control Period.

(e)           “Base Salary” means, with respect to a Participant, the Participant’s rate of annual base salary in effect as of the Participant’s Termination Date, excluding overtime, bonuses, shift differentials, performance awards, special additions, income from stock options, equity and equity-based grants, dividend equivalents, in-kind benefits, allowances, perquisites or other incentives, and any other forms of extra compensation. For purposes of the benefits provided by this Plan and where relevant, Base Salary will be determined without regard to any reduction in a Participant’s rate of Base Salary that constitutes Good Reason.

(f)             “Board” means the Board of Directors of the Company.

(g)           “Bonus” means, for any Participant for any year, the annual incentive bonus to which a Participant was entitled for such year as determined under the annual incentive bonus plan of the Company or another Solid Power Company based on satisfaction of the applicable performance criteria for the applicable year.

(h)            “Bonus Payment” is defined in Section 4(a).

(i)             “Cash Severance Payment” is defined in Section 4(a).

(j)             “Cause” means, with respect to any Participant, any of the following: (i) the Participant’s conviction or indictment of, or guilty plea or plea of nolo contendere to, a felony or other crime involving moral turpitude, (ii) the Participant’s willful refusal to comply with the lawful requests made of the Participant by the Solid Power Companies, (iii) a material violation by the Participant of the written policies of any of the Solid Power Companies, or (iv) a material breach by the Participant of any material provision of any material agreement between the Participant and or any Solid Power Company; provided, however, that no event or action or inaction of the Participant will be treated as “Cause” for purposes of subsections (ii), (iii) or (iv) unless (A) a Solid Power Company provides written notice to the Participant that an event or action or inaction constitutes Cause for purposes of the Plan and (B) the Participant fails to cure such event or action or inaction (if such event or action or inaction can be cured) within a reasonable period of time of not more than 30 days after such notice is provided.

(k)            “Change in Control” means the occurrence of any of the following events:

(i)            a change in the ownership of the Company which occurs on the date that any Person, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that if a Person is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional stock of the Company by such Person will not be Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

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(ii)           a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)          a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this paragraph. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(i), Persons will be considered to be acting as a group if they are owners of a corporation or other trade or business that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (I) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (II) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(l)             “Change in Control Period” means the period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

(m)           “Chief Executive Officer” means, as of any relevant date, the Chief Executive Officer of the Company.

(n)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(o)           “Code” means the Internal Revenue Code of 1986, as amended.

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(p)           “Committee” means the Human Resources and Compensation Committee of the Board, another duly constituted committee of members of the Board as determined by the Board, or any other person or persons to whom the Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 11.

(q)           “Company” means Solid Power, Inc. and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation, or any other transaction.

(r)            “Director” means a member of the Board who is not an employee of the Solid Power Companies.

(s)            “Firm” is defined in Section 6(c).

(t)            “Effective Date” is defined in Section 1.

(u)            “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity or equity-based compensation awards.

(v)           “Equity Benefits” is defined in Section 4(c).

(w)           “ERISA” is defined in Section 1.

(x)            “Excise Tax” is defined in Section 6(a).

(y)            “Good Reason” means, with respect to any Participant, any of the following events that occur during the Change in Control Period, without the Participant’s express written consent, while the Participant is employed by Solid Power Company: (i) a material reduction in the Participant’s Base Salary (and a reduction of at least 10% or more will be deemed to be material for purposes of this definition) as in effect as of the date of a Change in Control and/or a material reduction in the Participant’s Target Bonus opportunity as in effect immediately prior to the Change in Control, (ii) a material reduction in the Participant’s assigned duties or responsibilities with the Solid Power Companies as in effect immediately prior to a Change in Control, or (iii) a change in the principal location of the Participant’s primary job or office location, such that the Participant will be based at a location that is 50 miles or more from the Participant’s principal job or office location of employment immediately prior to the change in location; provided, however, that any such event will not constitute “Good Reason” unless (A) the Participant provides written notice to the Company of the event claimed to constitute “Good Reason” within 90 days of the initial existence of such event, (B) the Company fails to remedy such event within 30 days of receiving such written notice thereof, and (C) the Participant’s Termination Date occurs on account of Good Reason not more than 120 days following the initial existence of the event claimed to constitute “Good Reason”. In the event that the Participant’s Termination Date occurs during the Anticipatory Change in Control Period and is determined to be on account of an Anticipatory Qualifying Termination, any of the events set forth in subsections (i), (ii) or (iii) will be determined by reference to the Participant’s Termination Date rather than the date of the Change in Control.

(z)            “Group” means the following group of which a Participant is a member, as determined immediately prior to a Change in Control (or, in the case of an Anticipatory Qualifying Termination, immediately prior to the Participant’s Termination Date):

(i)            Group 1: will consist of the Chief Executive Officer;

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(ii)           Group 2: will consist of Officers (other than the Chief Executive Officer) and Executive Vice Presidents of a Solid Power Company and each other employee of a Solid Power Company who is designated in writing by the Administrator as a member of Group 2; and

(iii)           Group 3 will consist of each employee of a Solid Power Company who is designated in writing by the Committee as a member of Group 3 (and, in any case, who is not otherwise designated as a member of Group 2).

(aa)          “Medical Subsidy” means the amount of the employer-paid portion of the applicable monthly premium for the type and level of coverage, if any, applicable to the Participant under the group health plan(s) maintained by the Solid Power Companies as of the Participant’s Termination Date, determined based on the same type and level of coverage for similarly-situated active employees whose Termination Date has not occurred. The Medical Subsidy for any period of less than one month will be prorated. If the Participant is not covered by a group health plan maintained by the Solid Power Companies as of the Participant’s Termination Date, the amount of the Medical Subsidy will be zero.

(bb)         “Officer” means an officer of the Solid Power Companies that the Board, in its sole discretion, has determined is an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(cc)          “Participant” means an employee of a Solid Power Company who is included as a member of a Group under the Plan.

(dd)         “Participation Agreements” is defined in Section 1.

(ee)          “Payment Date” means the 60th day following the Participant’s Termination Date as a result of a Qualifying Termination; provided, however, that in the event that the Participant’s Termination Date occurs as a result of an Anticipatory Qualifying Termination, the “Payment Date” will mean the 60th day following the Change in Control; and provided further that, if or to the extent that a portion of the Severance Benefits are not subject to Code Section 409A, the Administrator may, in its sole discretion, designate any date after the Termination Date and prior to the 60th day following the Termination Date as the Payment Date with respect to such portion as permitted under Code Section 409A. In no event will a Participant be permitted to elect the Payment Date.

(ff)           “Person” means one person, or more than one person acting as a group, as determined in accordance with Code Section 409A.

(gg)         “Plan” means, from and after the Effective Date, this Solid Power, Inc. Change in Control Severance Plan for Executives as set forth in this document, as hereafter amended from time to time.

(hh)         “Prior Plan” is defined in Section 1.

(ii)            “Qualifying Termination” means, with respect to a Participant, the Participant’s Termination Date that occurs during the Change in Control Period on account of (i) termination by the Participant for Good Reason or (ii) termination by the Solid Power Companies other than for Cause.

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(jj)            “Release” is defined Section 4(d)(i).

(kk)          “Release Requirements” is defined in Section 4(d)(i).

(ll)            “Restrictive Covenant Agreement” is an agreement substantially in the form set forth in Exhibit A hereof.

(mm)        “Restrictive Covenant Requirement” is defined in Section 4(d)(ii).

(nn)         “Severance Benefits” means the compensation and other benefits that will be provided to the Participant in the circumstances described in Section 4, consisting of the Cash Severance Payment, Bonus Payment, the Medical Subsidy and Equity Benefits.

(oo)         “Severance Period” means, for any Participant, the period determined as follows based on the Group of which the Participant is a member immediately prior to a Change in Control (or, in the event of an Anticipatory Qualifying Termination, immediately prior to the Participant’s Termination Date): (i) If the Participant is a member of Group 1, twenty four (24) months; (ii) If the Participant is a member of Group 2, twelve (12) months; and (iii) if the Participant is a member of Group 3, six (6) months.

(pp)         “Severance Plan” is defined in Section 1.

(qq)         “Solid Power Company” means the Company and any other entity in which the Company has an ownership interest, direct or indirect, of at least 50% or any entity that has an ownership interest in the Company, direct or indirect, of at least 50%.

(rr)           “Specified Employee Payment Date” is defined in Section 8(b).

(ss)          “Target Bonus” means the target annual incentive bonus to which a Participant would have been entitled for the year in which the Participant’s Termination Date occurs, as determined under the annual incentive bonus plan or annual bonus plan of the Company or another Solid Power Company had the Participant’s Termination Date not occurred and had any performance criteria been satisfied at the target level of performance. If the Termination Date occurs prior to the date on which Target Bonuses are established for the year in which the Termination Date occurs, the Target Bonus for the year in which the Termination Date occurs will be equal to the Target Bonus for the immediately preceding fiscal year. A Participant’s Target Bonus will be determined without regard to any reduction therein which constitutes Good Reason.

(tt)           “Termination Date” means, with respect to a Participant, the date on which the Participant’s employment or service with the Solid Power Companies terminates for any reason. Whether a Participant has had a Termination Date will be determined in accordance with Code Section 409A.

(uu)         “Threatened Change in Control” means (i) the Company’s entering into a letter of intent or agreement of similar import which provides for a proposed transaction which, if consummated, would result in a Change in Control, or (ii) any publicly disclosed proposal, offer, actual or proposed purchase of stock or other action which, if consummated, would, in the opinion of the Board, constitute a Change in Control, including the Company entering into an agreement, the consummation of which would result in a Change in Control.

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(vv)         “Threatened Change in Control Period” means the period beginning on the date a Threatened Change in Control occurs and ending on the earlier of (i) the date the proposal, offer, actual or proposed purchase of stock or other action is formally withdrawn or the Committee, in good faith, has determined that the circumstances which constituted the Threatened Change in Control no longer exist or (ii) the date on which a Change in Control occurs.

3.             Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan only if the Participant experiences a Qualifying Termination and only if the other terms and conditions of the Plan are satisfied. No benefits will be paid or provided pursuant to the Plan if the Participant’s Termination Date does not occur as a result of a Qualifying Termination or if any of the terms and conditions of the Plan fail to be satisfied.

4.             Severance Benefits. Subject to the terms and conditions of the Plan (including satisfaction of the Release Requirements and the Restrictive Covenant Requirement), a Participant will be eligible to receive “Severance Benefits” in the event the Participant’s Termination Date occurs on account of a Qualifying Termination.

(a)            Amount of Severance Benefits. Subject to the terms and conditions of the Plan, a Participant’s Severance Benefits will be determined in accordance with the following table based upon the Group of which the Participant is a member immediately prior to a Change in Control (or, in the event of an Anticipatory Qualifying Termination, immediately prior to the Participant’s Termination Date):

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Severance Benefit	Group 1	Group 2	Group 3
Base Salary (“Cash Severance Payment”)	24 months of Base Salary	12 months of Base Salary	6 months of Base Salary
“Bonus Payment”	1.5 times the Participant’s Bonus paid or payable for the calendar year immediately prior to the calendar year in which the Change in Control occurs	1.0 times the Participant’s Bonus paid or payable for the calendar year immediately prior to the calendar year in which the Change in Control occurs	None
Medical Subsidy	Severance Period (Maximum)	Severance Period (Maximum)	Severance Period (Maximum)
Acceleration of Equity	Full	Full	Full

Notwithstanding the foregoing, in the event of an Anticipatory Qualifying Termination, (i) the amount of the Cash Severance Payment will be based on the Participant’s Base Salary as determined immediately prior to the Participant’s Termination Date (without any reduction therein that constitutes Good Reason) and (ii) if the Change in Control occurs in the calendar year after the calendar year in which the Participant’s Termination Date occurs, the Participant’s Bonus Payment, if any, will be based on the Participant’s Bonus paid or payable for the calendar year prior to the calendar year in which the Termination Date occurred.

(b)            Medical Subsidy. Subject to the terms and conditions of the Plan, the Medical Subsidy will be provided to the Participant if, as of or in connection with the Participant’s Termination Date, the Participant is eligible for and elects COBRA coverage in accordance with applicable law. If the Participant is entitled to the Medical Subsidy, the Participant will be entitled to reimbursement for the portion of the applicable premium for the COBRA coverage equal to the amount of the employer contribution for Company-provided group health coverage for the same type and level of coverage provided to similarly-situated active employees whose employment has not terminated.

(c)            Equity Benefits. Subject to the terms and conditions of the Plan, if a Participant’s Termination Date occurs as a result of a Qualifying Termination, 100% of the Participant’s then-outstanding and unvested Equity Awards will immediately vest (with any performance-based award becoming vested at the target level of performance) and, if applicable, will become exercisable. The benefits provided pursuant to this Section 4(c) are referred to for purposes of the Plan as the “Equity Benefits”. Forfeiture of any Equity Awards due to termination of employment will be tolled to the extent necessary to implement the provisions of this Section 4(c). For the avoidance of doubt, forfeiture of any Equity Awards will be tolled upon or following a Participant’s Termination Date in order to give effect to this provision of the Plan.

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(d)            Release Requirements and Other Conditions on Benefits. Notwithstanding any other provision of the Plan to the contrary, no Severance Benefits will be paid to a Participant under the Plan unless, in addition to satisfying all other terms and conditions of the Plan, the following conditions are satisfied as of the applicable Payment Date (or, if applicable, as of the date on which the payments or benefits are to be provided to the Participant):

(i)            The Release Requirements are satisfied as of the applicable Payment Date. The “Release Requirements” will be satisfied with respect to a Participant as of any date if, as of such date, the Participant (or, in the event of the Participant’s death, the administrator or personal representative of the Participant’s estate) has signed and retuned a general release of claims in such form as reasonably determined by the Company (the “Release”), any applicable revocation period has expired and the Release is effective (including by virtue of the fact that the revocation period has expired). If the Release Requirements are not satisfied as of the Payment Date, no benefits will be paid or provided to or with respect to the Participant pursuant to the Plan. The Company will provide the Release to the Participant on or as soon as reasonably possible following the Termination Date.

(ii)           The Participant has entered into a Restrictive Covenant Agreement prior to the Payment Date (which requirement is referred to herein as the “Restrictive Covenant Requirement”). In the event that the Participant dies after the Termination Date and prior to the Payment Date, the Restrictive Covenant Requirement will be deemed satisfied even if it was not satisfied as of the date of the Participant’s death.

5.             Payment of Severance Benefits.

(a)            Time and Form of Payment. Subject to the terms and conditions of the Plan (including the requirements of Section 4(d)), the Severance Benefits to which a Participant is entitled will be paid or provided as follows:

(i)            The Cash Severance Payment to which a Participant becomes entitled pursuant to Section 4 will be paid in a lump sum as of the Payment

(ii)           The Bonus Payment to which a Participant becomes entitled pursuant to Section 4 will be paid in a lump sum as of the Payment Date.

(iii)          The Medical Subsidy to which a Participant becomes entitled will be provided monthly for the period beginning on the Termination Date and continuing through the earliest of (A) the end of the Severance Period, (B) the date on which COBRA coverage terminates for any reason, or (C) the date on which the Participant becomes eligible to receive group health coverage under another employer’s group health plan (and any such eligibility will be promptly reported to the Company by the Participant). Payment of the Medical Subsidy will commence with the Payment Date (with any payments for the period commencing on the Termination Date and ending on the Payment Date being provided as of the Payment Commencement Date). The Medical Subsidy will be taxable to the Participant as required by applicable law. Notwithstanding the foregoing, in the event that the Company determines that it cannot provide the Medical Subsidy in accordance with the foregoing without incurring significant penalties under appliable law, the Company will pay the Participant a monthly amount equal to what the Medical Subsidy would have been had the Participant elected COBRA coverage (and without regard to whether the Participant actually elects COBRA coverage), such payment will be paid at the same time that the Medical Subsidy would have been paid pursuant to the foregoing provisions of this Section 5(a)(iii) and will be taxable to the Participant.

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(iv)          Any Equity Benefits to which a Participant becomes entitled will be paid or provided, if applicable, in accordance with the terms of the applicable equity agreements.

(b)            Special Rules for Anticipatory Qualifying Terminations. In the case of an Anticipatory Qualifying Termination, the Severance Benefits to which a Participant is entitled pursuant to this Section 5 will be reduced by the payments and benefits, if any, provided to or with respect to the Participant under the provisions of the Severance Plan on account of the same termination, which reduction will be made in accordance with the requirements of Code Section 409A such that there will be no impermissible substitution of deferred compensation in violation of Code Section 409A.

(c)            Effect of Death on Payment of Severance Benefits. If a Participant’s Termination Date occurs on account of death, no benefits will be paid or provided under this Plan. If a Participant dies after the Participant’s Termination Date, and before the Payment Date, payment of the Severance Benefits to which the Participant is otherwise entitled under the Plan will be paid to the Participant’s estate in a lump sum provided that all requirements of the Plan are satisfied as of the date that would otherwise be the Payment Date (including, without limitation, the requirements of Section 4(d). If the Participant dies after the Payment Date (or after the Termination Date and prior to the Payment Date but the requirements of the Plan are met as of the Payment Date) but prior to payment of all amounts to which the Participant is entitled under the Plan, any remaining payments to be made to the Participant will be paid to the Participant’s estate in a lump sum as soon as practicable (but in no event more than 30 days after) the date of the Company receives acceptable proof of the Participant’s death. Equity Benefits will be governed by the terms of the applicable award agreements.

(d)            Forfeiture. Severance Benefits under the Plan will terminate immediately for a Participant if such Participant, at any time, materially violates any agreement with any Solid Power Company (including the Restrictive Covenant Agreement) and/or any provision of the Release or the Plan.

6.             Limitation on Payments.

(a)            General 280G Limitation. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Code Section 280G (“280G Payments”), and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the 280G Payments will be either (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999.

(b)            Method of Reduction. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Code Section 409A as deferred compensation and (B) cash payments not subject to Code Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Code Section 409A as deferred compensation and (B) employee benefits not subject to Code Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Code Section 409A as deferred compensation and (B) equity awards not subject to Code Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

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(c)            Calculation. A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 6. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.

7.             Exclusive Benefit. In no event will a Participant be entitled to benefits under the Plan and the Severance Plan for the same Termination Date or under any other severance or termination plan for the same Termination Date. Notwithstanding the foregoing, in no event will the Plan supersede or adversely affect the rights of any individual under an individual retention agreement with any of the Solid Power Companies (and any payments to any individual under an individual retention agreement with the Solid Power Companies will not adversely affect such individual’s benefits under the Plan).

8.             Code Section 409A.

(a)            Compliance with Code Section 409A. The payments and benefits to be provided under the Plan are intended to comply with Code Section 409A or an exemption thereunder and will be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of the Plan, payments of “nonqualified deferred compensation” provided under the Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Code Section 409A to the maximum extent possible. To the extent Code Section 409A applies, each installment payment provided under the Plan will be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under the Plan by reason of a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event will any Solid Power Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A.

(b)            Specified Employee. Notwithstanding any other provision of the Plan, if at the time of a Participant’s termination of employment, the Participant is a “specified employee,” determined in accordance with Code Section 409A, any payments and benefits provided under the Plan that constitute “nonqualified deferred compensation” subject to Code Section 409A that are provided to the Participant on account of the Participant’s separation from service will not be paid until the first payroll date to occur following the 6-month anniversary of the Participant’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such 6-month period will be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If the Participant dies during the 6-month period, any delayed payments will be paid to the Participant’s estate in a lump sum upon the Participant’s death.

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(c)            Reimbursements and In-Kind Benefits. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under the Plan will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense will be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Plan will not be subject to liquidation or exchange for another benefit.

9.             Withholding. The Company (or any of its affiliates) will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

10.            No Mitigation; Offsets and Substitution. No Participant will be required to seek other employment or otherwise to mitigate any payment provided under the Plan. Each Solid Power Company, however, reserves the right to deduct from any Severance Benefits any amount that the Participant owes to it or any other Solid Power Company, up to the extent permitted by law, including, but not limited to, plan premiums, borrowed vacation days, educational assistance, sign-on bonuses, loans and/or relocation obligations. Any deduction pursuant to the foregoing will be applied in a manner consistent with Code Section 409A to the extent that the Severance Benefits are subject to Code Section 409A. To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to a Participant under another plan of a Solid Power Company or an agreement between a Participant and a Solid Power Company, including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Code Section 409A, the Plan will be administered to ensure that no payment or benefit under the Plan will be (a) accelerated in violation of Code Section 409A, (b) further deferred in violation of Code Section 409A, or (c) result in a duplication of benefits. Payments pursuant to an individual retention agreement between a Participant and a Solid Power Company will not be considered to provide duplicate benefits under the Plan.

11.            Administration.

(a)            Generally. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator will make all determinations as to the right of any person to Severance Benefits and other benefits under the Plan and will have the discretionary authority to conclusively construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of any persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations will be binding on all parties. Benefits will only be paid if the Administrator, in its sole discretion, determines that the employee or beneficiary is entitled to them. In no event will any Participant make any determination as to the Participant’s own benefits under the Plan. Subject to the terms and conditions of the Plan, the Administrator (i) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (ii) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan. Any delegation will include the same full, final and discretionary authority that the Administrator has listed herein and any decisions, actions or interpretations made by any delegate will have the same ultimate binding effect as if made by the Administrator.

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(b)            Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

12.            Amendment or Termination. The Committee reserves the right to amend or terminate the Plan at any time prior to a Change in Control without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual; provided, however, any Plan amendment or termination or other action that reasonably could be expected to materially increase the cost of the Plan must be approved by the Board. Notwithstanding the foregoing, in no event may the Plan be amended or terminated during a Threatened Change in Control Period or during the Change in Control Period (or if a Participant’s Termination Date has occurred in a Qualifying Termination) in any manner that that would have the effect of materially and adversely affecting or reducing benefits or the rights of any Participant unless, in an applicable case, the Participant consents to such amendment or termination. Any amendment or termination of the Plan will be in writing. Amendments or terminations of the Plan to comply with Code Section 409A (or to provide for payment timing in accordance with Code Section 409A, including in the event of a change in control) will not be considered to materially adversely affect the rights or benefits of a Participant hereunder.

13.            Claims and Appeals.

(a)            Generally. It is not expected that a Participant will need to make a claim for benefits under the Plan. If, however, a Participant believes that the Participant is entitled to payments and benefits under the Plan that are not provided to the Participant, then the Participant may submit a claim to the Administrator in writing.

(b)            Benefit Claims. If a Participant files a claim for benefits, the Participant will be notified of the Administrator’s decision with respect to the claim within 90 days (which may be extended to 180 days, if required) of the date the claim is received. If the Administrator requires an extension of time to respond to a claim, the Administrator will provide the Participant with notice of the reason for the extension within the initial 90-day period and a date by which the Participant can expect a decision. A claim will be deemed denied if the Administrator fails to notify the Participant within 90 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 90 additional days, as special circumstances require.

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(c)            Denied Claims. If a claim for benefits is denied (or deemed to be denied), in whole or in part, the Administrator will furnish the Participant with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and appropriate information concerning steps to take if the Participant wishes to submit the claim for review. Within 60 days after the date of written notice denying any benefits, the Participant may request, in writing, a review of that decision. Such request for review may contain such issues and comments as the Participant wants considered in the review. The Participant may also review pertinent documents in the Administrator’s possession. The Participant will be notified of the Administrator’s decision with respect to the appeal of a denied claim within 60 days (which may be extended to 120 days, if required) of the date the request for review of the denied claim is received. If the Administrator requires an extension of time to review the appeal, the Administrator will provide the Participant with notice of the reason for the extension within the initial 60-day period and a date by which the Participant can expect a decision. A claim will be deemed denied on appeal if the Administrator fails to notify the Participant within 60 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 60 additional days, as special circumstances require. This notice of denial will include the reasons for the denial and the specific provision(s) on which the denial is based. Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, the Participant will be advised of the Participant’s right to file a claim in court.

14.           Miscellaneous.

(a)            Attorneys’ Fees. The Company and each Participant will each bear their own expenses, legal fees and other fees incurred in connection with this Plan and any claim for benefits hereunder.

(b)            Source of Payments. All payments under the Plan will be paid from the general funds of the Solid Power Companies; no separate fund will be established under the Plan and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Solid Power Companies.

(c)            Inalienability. In no event may any current or former employee of any Solid Power Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

(d)            No Guarantee of Employment or Service. None of the establishment, maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of, or service provider to, any Solid Power Company for any particular period of time, as nothing herein alters the at-will employment relationship between any Participant and any Solid Power Company. The Solid Power Companies expressly reserves the right to discharge any of its employees at any time, with or without cause.

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(e)            Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise, and specifically with respect to the “Change in Control” definition, will mean the ultimate parent of any such successor, unless otherwise determined by the Company prior to such purchase, merger, consolidation, liquidation or other transaction.

(f)            Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Colorado (but not its conflict of laws provisions).

(g)            Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(h)            Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

(i)             Gender and Number. Where the context admits, words in any gender will include any other gender or no gender, words in the singular will include the plural and the plural will include the singular.

15.            Additional ERISA Information.

Plan Name:	Solid Power, Inc. Change in Control Severance Plan for Executives

Plan Sponsor:	Solid Power, Inc.
486 S. Pierce Ave., Suite E
Louisville, CO 80027
(303) 219-0720

Identification Numbers:	EIN: 86-1888095

Plan Number:	501

Plan Year:	Calendar Year

Administrator:	Solid Power, Inc.
Attention: Administrator of the Solid Power, Inc. Change in Control Severance Plan for Executives
486 S. Pierce Ave., Suite E
Louisville, CO 80027
(303) 219-0720

Agent for Service of Legal Process:	Solid Power, Inc.
Attention: Chief Legal Officer
486 S. Pierce Ave., Suite E
Louisville, CO 80027

Service of process also may be made upon the Administrator.

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Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Solid Power Companies.

16.            Participant Rights.

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

Receive Information About the Plan and Benefits

•               Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including copies of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•              Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•              Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including an employer or any other person, may fire an employee or Participant or otherwise discriminate against an employee or Participant in any way to prevent such employee or Participant from obtaining a benefit or exercising the employee’s or Participant’s rights under ERISA.

Enforcement of Rights

If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.

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If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim frivolous.

Assistance with Questions

If a Participant has any questions about the Plan, the Participant should contact the Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or:

Division of Technical Assistance & Inquiries Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, D.C., 20210

A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at (866) 444-EBSA.

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EXHIBIT A

SOLID POWER, INC.

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) is made and entered into on [Date] (the “Effective Date”), by and between [Name of Participant] (“I” or “me”) on the one hand, and Solid Power, Inc. (the “Company” and, together with me, collectively, the “Parties”) on the other hand. In consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties as follows:

1.             Consideration. In consideration for my receipt of payments and benefits under the Solid Power, Inc. Change in Control Severance Plan for Executives (the “Change in Control Severance Plan”) as a result of my termination of employment the Company and its affiliates I hereby agree to the terms and conditions of this Agreement. I understand that my receipt of payments and benefits under the Change in Control Severance Plan are conditioned upon my execution of this Agreement.

2.             Covenants.

A.             Executive or Management Level Position and Protection of Trade Secrets. I acknowledge that (i) I serve as a senior level employee of the Company and have access to the Company’s trade secrets during my employment with the Company, and (ii) this Agreement is necessary to protect the Company’s trade secrets and to protect the Company from unfair competition by me for the period and in the locations stated below.

B.             Non-Competition. To the fullest extent permitted under applicable law, and in order to protect the Company’s trade secrets, I agree that for a period of 24 months immediately following the termination of my employment by the Company for any reason (the “Restricted Period”), I will not, in the Covered Area (as defined below), participate in the ownership. management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation. firm or other entity that competes with the Company in the design, development, manufacture, production, marketing and sales of products and services relating to sulfide solid-state rechargeable batteries (the “Business”), unless my participation, employment, consultation or rendition of services is solely in a capacity that is not competitive with the Business of the Company. For the purposes of this Agreement, “Covered Area” means in any of the cities, counties, states and/or provinces where I performed services for the Company, including, but not limited to any of the cities, counties, states and/or provinces within the geographic area in which the Company operates or markets its services or products as of the time of the termination of employment.

C.             Non-Solicitation of Customers. To the fullest extent permitted under applicable law, I hereby agree that during the Restricted Period, I will not directly or indirectly solicit any of the Company’s actual customers or vendors with which I have had any contact at any time during my employment to cease doing business with the Company, to reduce the quantity of their business with the Company or to purchase products or services that are competitive with the Business of the Company.

D.             Non-Solicitation of Employees. To the fullest extent permitted under applicable law, I hereby agree that during the Restricted Period, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, contractors or consultants to terminate their relationship with the Company or to become employed or engaged as a consultant by me or any other third party.

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E.             Defend Trade Secrets Act. I acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Schedule A.

3.             Non-Disparagement. I agree not to disparage the Company and its officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Section 3 or this Agreement will be interpreted or construed to prevent me from giving truthful testimony to any law enforcement officer, court, administrative proceeding oi as part of an investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency oi commission charged with the enforcement of any laws (collectively, the “Government Agencies”). In addition, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. Nothing in this Section or this Agreement is intended to prohibit or restrain me in any manner from making any other disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law).

4.             Miscellaneous.

A.             Enforcement. I agree and acknowledge that in the event of a breach of any of the provisions of Section 2 or Section 3, any unpaid portion of the Consideration will be forfeited. In addition, the Company and/or its respective successors would sustain irreparable harm, and, therefore, I agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company will be entitled to obtain equitable relief, including, but not limited to, specific performance, temporary restraining orders and preliminary and permanent injunctive relief restraining me from committing or continuing any such violation of Section 2 or Section 3 as may be determined by a court of competent jurisdiction. The Restricted Period will be extended for the period equal to the time period that I am in breach of any provision of Section 2.

B.             Acknowledgements. I acknowledge that the value of the Company’s trade secrets, goodwill, and customer relationships is substantial. I further acknowledge that the Company and its affiliated entities engage in the Business globally and throughout the Covered Area and that the Business is very competitive. I further acknowledge that the Company plans to continue to engage in the Business globally and throughout the Covered Area during the Restricted Period. I further acknowledge that competition by me with the Business may severely injure the Business and impair the goodwill owned by the Company, and agree that the covenants in Section 2 are reasonable and necessary (i) in terms of geographic scope, duration and range of activities; and (ii) to protect the Company’s trade secrets, goodwill, customer relationships and stable workforce and other reasonable competitive business interests of the Company, all as may be determined by a court of competent jurisdiction.

C.             Savings. If any provision of Section 2 or Section 3 or any part of any such provision is held under any circumstances to be invalid or unenforceable by a court of competent jurisdiction, then: (i) such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof will not affect the validity oi enforceability of the remainder of such provision or the validity or enforceability of any other provision of Section 2 or Section 3.

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D.             Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Colorado without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than Colorado. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed against me by the Company.

E.             Entire Agreement. This Agreement and the Change in Control Severance Plan sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. I agree that, during and after the Restricted Period, the provisions of Sections 2 and 3 of this Agreement will supersede corresponding provisions of the Confidential Information, Invention Assignment and Arbitration Agreement (the “CIIAA Agreement”) to the extent that the provisions of Sections 2 and 3 conflict with the corresponding provisions of the CIIAA Agreement. Except as otherwise provided in the prior sentence, I agree that nothing in this Agreement will affect my continuing obligations under the CIIAA Agreement for periods during and after the Restricted Period. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the [Chief Executive Officer] of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

F.             Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators and other legal representatives, and will be for the benefit of the Company, its successors and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated.

G.             Waiver. Waiver by either party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H.             Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

SOLID POWER, INC.

By:
Name:
Title:

PARTICIPANT

[Participant Name]

[Signature Page to Restrictive Covenant Agreement]

NOTIFICATION FOR COLORADO EMPLOYEES
OF NONCOMPETE REQUIREMENT

This is to notify you in accordance with Colo. Rev. Stat. § 8-2-113 that the attached Restrictive Covenant Agreement (the “Agreement”) contains a covenant not to compete that could restrict your options for subsequent employment following your separation from employment with Solid Power, Inc. (the “Company”).

Section 2 of the Agreement contains the terms of the covenant not to compete. Attached is a copy of the Agreement.

Employee Acknowledgement:

This is to acknowledge that I have received a copy of the Agreement and have been given an opportunity to review it before I accept the Company’s offer.

I understand that the Agreement contains a covenant not to compete that could restrict my options for subsequent employment following my separation from employment with Solid Power, Inc. I acknowledge that it is my responsibility to read, understand and comply with such covenant.

[DATE]

PARTICIPANT

[Participant Name]

Schedule A

Section 7 of the Defend Trade Secrets Act of 2016

“An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”